UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2006 (April 27, 2006)

THE NASDAQ STOCK MARKET, INC.

(Exact name of Company as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Company’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On April 27, 2006, we entered into a purchase agreement with Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, acting as representatives of the several underwriters named in the agreement, relating to the sale by us to the underwriters of 18,500,000 shares of our common stock at the public offering price of $37.36 per share less an underwriting discount of $1.401 per share. In addition, Nasdaq has granted the underwriters’ representatives an option, exercisable until May 27, 2006, to purchase up to an additional 2,775,000 shares of common stock under the same terms, to cover overallotments, if any. A copy of the purchase agreement is attached to this report as Exhibit 1.01 and is incorporated herein by reference. The 18,500,000 shares were sold under our shelf registration statement on Form S-3 (No. 333-131373) and yielded approximately $665.2 million in net proceeds to Nasdaq, before expenses.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 2, 2006, The Nasdaq Stock Market, Inc. received approximately $665.2 million in net proceeds in connection with its previously disclosed equity offering of 18,500,000 shares of common stock. The equity offering triggered a mandatory prepayment obligation under our Bank of America Tranche C term loan credit facility equal to 100% of the net proceeds from the equity offering. Consistent with Nasdaq’s stated use of proceeds in its prospectus supplement previously filed in connection with the equity offering, Nasdaq made the prepayment to the lenders in accordance with the terms of the Tranche C term loan.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

1.01	Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Nasdaq has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 3, 2006	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
	Name: Title:	Edward S. Knight Executive Vice President and General Counsel